VALHI ANNOUNCES PLANS FOR REVERSE STOCK SPLIT
AND ADDRESSES NYSE LISTING STANDARDS

DALLAS, TEXAS . . . April 24, 2020 . . . Valhi, Inc. (NYSE:  VHI) announced today that, as disclosed in its proxy statement filed with the Securities and Exchange Commission on April 7, 2020, its stockholders will vote on a proposal to approve a reverse stock split of Valhi’s common stock at a reverse stock split ratio of 1-for-8, 1-for-10 or 1-for-12, as determined by its board of directors following stockholder approval, at its annual meeting of stockholders scheduled to be held on May 28, 2020. As disclosed in the proxy statement, Valhi’s controlling stockholder has indicated its intention to have its shares represented at the meeting and to vote its shares in favor of the reverse stock split proposal, in which case the proposal will be approved.  The company expects to effect the reverse stock split promptly following the annual meeting, at the reverse stock split ratio selected by the board immediately following the stockholders meeting.

Valhi also announced today that it received notification from the New York Stock Exchange (NYSE) on April 24, 2020 that the company is no longer in compliance with NYSE continued listing criteria that require listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period.  In accordance with NYSE rules, Valhi has at least six months from receipt of the notice to regain compliance with the NYSE’s minimum share price requirement, and during this period the company’s common stock will continue to be listed and trade on the NYSE, subject to Valhi’s continued compliance with other NYSE listing requirements.

Valhi intends to cure the share price non-compliance through the reverse stock split of the company’s common stock discussed above, and expects to effect the reverse stock split even if the company regains compliance by virtue of future share closing prices.

The NYSE notification does not affect Valhi’s business operations or its Securities and Exchange Commission reporting requirements.

Valhi, Inc. is engaged in the titanium dioxide products, component products (security products and recreational marine components) and real estate management and development industries.

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